Exhibit 99.1

SEALED AIR REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

Q4 Adjusted EBITDA of $267 million from continuing operations

17% increase over Q4 2011 Adjusted EBITDA

Q4 Adjusted EPS of $0.34, Reported loss of $(0.06) per share

Full Year Adjusted EPS of $0.95, Reported loss of $(6.63) per share

ELMWOOD PARK, N.J., Tuesday, February 19, 2013 – Sealed Air Corporation (NYSE:SEE) today announced financial results for fourth quarter and full year 2012. Net sales for the fourth quarter 2012 totaled $2 billion. Adjusted EPS was $0.34 for the fourth quarter and Adjusted EBITDA for the quarter was $267 million or 13.5% of net sales. On a reported basis, net loss was $(10.9) million, or $(0.06) per share.

Unless otherwise stated, all results are presented on a continuing operations basis, excluding Diversey Japan, which the Company sold in November 2012 and is presented as discontinued operations. Reported information is defined as U.S. GAAP. Pro forma information for 2011 includes the full year results of the Diversey business the Company acquired on October 3, 2011. Year-over-year net sales discussions present both reported and constant dollar performance. The constant dollar performance excludes the impact of currency translation. Organic performance includes volume and product price/mix but excludes the impact of currency translation and acquisitions. Additionally, Adjusted EBITDA and Adjusted Earnings exclude impairment of goodwill and other intangible assets, restructuring and other special items.

Fourth Quarter Highlights:

Net sales for the fourth quarter 2012 totaled $2 billion. Net sales increased 0.8% over 2011 with 2.6% higher volumes, offset by 1.7% of unfavorable currency translation. Reported regional net sales increased over 2011 levels by 9.6% for AMAT (Asia, Middle East, Africa and Turkey), 7.5% for Latin America, 2.3% for North America and 2.0% for Japan/Australia/New Zealand, offset by 5.6% lower net sales in Europe. Additionally, fourth quarter net sales to Developing Regions1 account for 24% of global net sales.

Adjusted EBITDA for the quarter was $267 million or 13.5% of net sales. On an actual and constant dollar basis, this represented a 16.6% increase compared with 2011 adjusted EBITDA of $229 million, primarily driven by higher volume demand and cost synergies. Cost synergies were $35 million for the fourth quarter of 2012 and resulted from a mix of headcount reductions, elimination of redundant costs, plant consolidations and procurement and logistics savings.

Adjusted EPS was $0.34 for the fourth quarter, compared with fourth quarter 2011 Adjusted EPS of $0.06. On a reported basis, fourth quarter 2012 EPS was a loss of $0.06 per share as compared with a loss of $0.31 per share in the fourth quarter of 2011. The reported losses were due to certain special items including debt redemption and non-cash impairment charges in 2012 and restructuring charges and costs related to the acquisition and integration of Diversey in both years.

[1]	Developing Regions are Africa, Asia (excluding Japan and South Korea), Central and Eastern Europe, and Latin America.

Jerome A. Peribere, President and Chief Operating Officer, commented: “The headwinds in Europe, particularly Southern Europe, have been strong, and we saw some de-stocking in North America late in the fourth quarter. Protein supply factors also continue to challenge us from a top line perspective. However, we are pleased to report our focus on profitable growth continues with all divisions reflecting improved adjusted EBITDA on a year over year basis. Additionally, we are now reporting our results based on our new segment structure – an important step as we continue the integration of our Diversey acquisition.”

Fourth Quarter Segment Review

Fourth quarter segment information is presented using three new reportable segments and an Other category: Food & Beverage (F&B), Institutional & Laundry (I&L), Protective Packaging, as well as the Medical Applications and New Ventures businesses (Other category). Management also refers to the segments as “divisions.” F&B represents the legacy Food Packaging and Food Solutions businesses and the food and beverage hygiene solutions business from Diversey. I&L represents the remainder of the Diversey segment (solutions for the building services, food service, health care, hospitality and retail markets) and Protective Packaging represents legacy Protective Packaging and the specialty materials foam business, which was previously included in the Other category. Additionally, the Company reported regional results using the following structure: North America, Europe, Latin America, AMAT, and Japan/Australia/New Zealand. Detailed segment financial information and revised prior period and pro forma information is available in the attached financial schedules.

Food & Beverage (F&B) Division

Total division net sales increased 2.4% on a constant dollar basis, or increased 0.9% on a reported basis. F&B achieved 3.1% higher volumes, led by 3.6% volume growth in hygiene solutions and 2.9% volume growth in the food packaging and food solutions businesses. The volume gains were partially offset by 0.7% lower price/mix due to pricing pressures in Europe and the impact of contract pricing in North America, as well as 1.5% unfavorable currency translation. Regionally, on a constant dollar basis, F&B experienced double-digit net sales growth in Latin America and AMAT, due to strong domestic and export markets, offsetting a 3% decline in Europe. F&B Adjusted EBITDA increased 10.4% to $154 million, or 15.6% of net sales, primarily from higher volumes and cost synergies, compared with $139 million, or 14.3% of net sales, in 2011. Reported operating profit was $115 million for fourth quarter 2012, compared with $97 million in fourth quarter 2011.

Institutional & Laundry (I&L) Division

Net sales increased 2.3% on a constant dollar basis and were flat on a reported basis. I&L achieved 0.7% higher volumes and 1.6% higher price/mix, offset by 2.4% of unfavorable currency translation. Volume growth was led by new healthcare business, offset by a decline in consumer brands and lower equipment sales in Europe. Regionally, growth was led by AMAT and Latin America, partially offset by a decline in Southern Europe. Adjusted EBITDA increased 9.1% to $42 million, or 7.9% of net sales, compared with $39 million or 7.2% of net sales in 2011. Adjusted EBITDA improved in fourth quarter 2012 compared with 2011 primarily due to volume, cost synergies and a favorable price-cost spread partially offset by higher sales and marketing spending. The additional spending includes higher compensation costs and additional resources to support growth in developing regions. Reported operating profit was $4 million for fourth quarter 2012, compared with a loss of $15 million in fourth quarter 2011.

Protective Packaging Division

Net sales increased 1.5% on a constant dollar basis, or 0.6% on a reported basis, with 2.6% higher volumes and 1.1% lower price/mix, as well as unfavorable currency translation of 0.9%. Volume increased 4.4% in North America due to expanded market presence and strength in solutions targeting e-commerce applications. Adjusted EBITDA increased 4.2% to $68 million, or 16.6% of net sales, compared with $65 million or 16.0% of net sales, in 2011. Adjusted EBITDA improved due in large part to higher volumes and cost synergies. Reported operating profit was $57 million for fourth quarter 2012 compared with $54 million in fourth quarter 2011.

Medical Applications and New Ventures (Other category)

Net sales increased 13.4% on a constant dollar basis, or 9.1% on a reported basis, with 12.7% higher volumes and 1.1% from an acquisition. This sales increase was primarily driven by increased market penetration in Europe. Adjusted EBITDA increased to $0.8 million, compared with $0.4 million in 2011. Reported operating loss was $22 million and includes a non-cash impairment charge of $22 million related to a decision to stop development work related to a project included in the new ventures business. Reported operating loss was $2 million for the fourth quarter of 2011.

Full Year 2012 Summary

Net sales for 2012 totaled $7.6 billion. Net sales increased 37.8% over 2011, including a 38.2% increase from the Diversey acquisition, a 2.3% increase in organic sales, offset by 2.7% unfavorable currency translation. Compared to pro forma 2011, net sales declined 1.7% from 3.6% unfavorable currency translation, offset by 1.8% organic growth, including a 0.8% volume increase from expansion in Developing Regions, partially offset by ongoing weakness in Europe.

Full year Adjusted EBITDA was $996 million, or 13.0% of net sales. On a constant dollar basis, Adjusted EBITDA was $1.02 billion, a 2.8% increase over pro forma 2011 Adjusted EBITDA of $996 million. This increase was primarily due to the realization of cost synergies, partially offset by higher operating expenses, mainly in I&L related to compensation costs and additional resources to support growth in developing regions. Reported net loss was $1.3 billion in 2012, primarily due to impairment of goodwill and other intangibles. Pro forma net earnings were $106 million in 2011. The Company is working to finalize its impairment analysis prior to the filing of its Annual Report on Form 10-K for the year ended December 31, 2012, and as a result may incur additional impairment charges.

Adjusted EPS was $0.95. On a reported basis, the Company had a loss of $6.63 per share, which includes an estimated $5.97 per share non-cash impairment of goodwill and other intangibles. Adjusted EPS on a pro forma basis was $0.81 per share for 2011.

Cash Flow and Net Debt

Net cash provided by operating activities for full year 2012 was $404 million and is net of $81 million of restructuring payments. Working capital used cash, including a decrease in accounts payable of $71 million and a $12 million increase in receivables, partially offset by a $41 million reduction in inventories. This cash flow compares with $372 million of net cash provided by operating activities in 2011. Capital expenditures were $124 million in 2012 and in 2011.

In 2012, the Company reduced its net debt by approximately $352 million to $4.8 billion. Net debt includes the W. R. Grace settlement liability of $877 million. Also, during the fourth quarter of 2012, the Company finalized the sale of the Diversey Japan business and used net cash proceeds and available cash on hand to reduce term loan balances by $370 million.

2013 Outlook for Continuing Operations

Mr. Peribere commented, “We continue to operate in a challenging economic environment, particularly in Europe. However, we are confident in the fundamentals of our business. We are committed to increase profitability and aggressively manage our cost structure.

We expect modest sales and EBITDA growth, despite our significant exposure to European markets and a recent increase in raw material costs. We intend to take decisive actions to adjust pricing in product lines impacted by escalating raw material costs. As a result, we estimate 2013 net sales in the range of approximately $7.7 – 7.9 billion, adjusted EBITDA of $1.01 billion to $1.03 billion, and Adjusted EPS between $1.10 and $1.20. We also estimate Free Cash Flow for 2013 of approximately $300 million to $350 million, which represents cash flow from operations less capital expenditures. This compares with $280 million in 2012.”

Adjusted EPS guidance excludes the payment of the W. R. Grace settlement, as the exact timing of the settlement is unknown. Final payment of the W. R. Grace settlement is expected to be accretive to adjusted EPS by approximately $0.13 annually following the payment date under the assumption of using a substantial portion of cash on hand for the payment and ceasing to accrue interest on the settlement amount. Additionally, guidance excludes any non-operating gains or losses that may be recognized in 2013 due to currency fluctuations in Venezuela.

Web Site and Conference Call Information

Jerome A. Peribere, Sealed Air’s President and COO and Carol P. Lowe, Senior Vice President and CFO, will conduct an investor conference call today at 11:00 a.m. (ET) to discuss the Company’s earnings results. The conference call will be webcast live on the Company’s web site at www.sealedair.com in the Investor Information section. The link to the event can be found on the Investor Information home page as well as under the Presentations & Events tab. Listeners should go to the web site prior to the call to register and to download and install any necessary audio software. A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (888) 680-0865 (domestic) or (617) 213-4853 (international) and use the participant code 95851262. Telephonic replay will be available beginning today at 1:00 p.m. (ET) and ending on Tuesday, March 12, 2013 at 11:59 p.m. (ET). To listen to the replay, please dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and use the confirmation code 21264331.

Business

Sealed Air is a global leader in food safety and security, facility hygiene and product protection. With widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and DiverseyTM brand cleaning and hygiene solutions, Sealed Air offers efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations. Sealed Air generated revenue of approximately $7.6 billion in 2012, and has approximately 25,000 employees who serve customers in 175 countries. To learn more, visit www.sealedair.com.

Non-U.S. GAAP Information

In this press release and supplement, we have included several non-U.S. GAAP financial measures, including adjusted EPS, net sales on a “constant dollar” basis, adjusted gross profit, adjusted operating profit, adjusted net earnings, free cash flow and EBIT, EBITDA and Adjusted EBITDA. We present results and guidance, adjusted to exclude the effects of certain specified items that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. We may use adjusted EPS, net sales on a constant dollar basis, adjusted net earnings, adjusted gross profit, adjusted operating profit, measures of cash flow, net debt, and EBITDA figures to determine performance-based compensation. Our management uses financial measures excluding the effects of foreign currency translation in evaluating operating performance. Management believes that this information may be useful to investors. For a reconciliation of these non-U.S. GAAP metrics to U.S. GAAP and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Cash Flow Statement,” “Reconciliation of U.S. GAAP Gross Profit and Operating Profit to Non-U.S. GAAP Adjusted Gross

Profit and Operating Profit,” “Reconciliation of U.S. GAAP Gross Profit and Operating Profit to Non-U.S. GAAP Adjusted Gross Profit and Operating Profit Per Share,” “Reconciliation of U.S. GAAP Diluted Net (Loss) Earnings Per Common Share to Non-U.S. GAAP Adjusted Diluted Net Earnings per Common Share,” “Revision for Discontinued Operations,” “Additional Pro Forma Information,” “Reconciliation of U.S. GAAP Diluted Net (Loss) Earnings to Non-U.S. GAAP Adjusted EBITDA,” “Non-U.S. GAAP Adjusted Free Cash Flow,” “Reconciliation of Net (Loss) Earnings Available to Common Stockholders to Non-U.S. GAAP EBIT, EBITDA and Adjusted EBITDA,” “Segment and Consolidated Adjusted Operating Profit and Adjusted EBITDA,” “Components of Change in Net Sales-Business Segments and Other” and “Components of Change in Net Sales-Geographic Region.”

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words as “anticipates,” “believes,” “plan,” “assumes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans to,” “will” and similar expressions. These statements reflect our beliefs and expectations as to future events and trends affecting our business, our consolidated financial position and our results of operations. Examples of these forward-looking statements include expectations regarding the potential cash tax benefits associated with the W.R. Grace settlement, potential volume, revenue and operating growth for future periods, expectations and assumptions associated with our 2011-2014 Integration & Optimization Program, availability and pricing of raw materials, success of our growth initiatives, economic conditions, and the success of pricing actions. A variety of factors may cause actual results to differ materially from these expectations, including general domestic and international economic and political conditions; changes in our raw material and energy costs; credit ratings; the success of restructuring plans; currency translation and devaluation effects, including Venezuela; the competitive environment; the effects of animal and food-related health issues; environmental matters; and regulatory actions and legal matters. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events, or otherwise.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(1)

(Unaudited)

(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
		Revised(2)		Revised(2)
Net sales	$1,977.8	$1,962.8	$7,648.1	$5,550.9
Cost of sales	1,326.5	1,331.4	5,103.8	3,950.6

Gross profit	651.3	631.4	2,544.3	1,600.3
As a % of total net sales	32.9%	32.2%	33.3%	28.8%
Marketing, administrative and development expenses	441.5	464.9	1,785.3	1,014.4
As a % of total net sales	22.3%	23.7%	23.3%	18.3%
Amortization expense of intangible assets acquired	34.5	32.5	134.0	39.5
Impairment of goodwill and other intangible assets(3)	22.2	—	1,356.4	—
Costs related to the acquisition and integration of Diversey	2.6	34.1	7.4	64.8
Restructuring and other charges(4)	32.3	52.4	142.4	52.2

Operating profit	118.2	47.5	(881.2)	429.4
As a % of total net sales	6.0%	2.4%	-11.5%	7.7%
Interest expense	(93.5)	(106.1)	(384.7)	(216.6)
Impairment of equity method investment(5)	—	—	(23.5)	—
Loss on debt redemption(6)	(36.9)	—	(36.9)
Other expense, net	(1.3)	(15.5)	(9.8)	(14.8)

(Loss) earnings from continuing operations before income tax provision	(13.5)	(74.1)	(1,336.1)	198.0
Income tax (benefit) provision	(2.6)	(14.3)	(58.0)	59.5

Effective income tax rate	19.3%	19.3%	4.3%	30.1%
Net (loss) earnings from continuing operations	(10.9)	(59.8)	(1,278.1)	138.5

As a % of total net sales	-0.6%	-3.0%	-16.7%	2.5%
Net earnings from discontinued operations(2)	184.5	10.6	199.8	10.6

Net earnings (loss) available to common stockholders	$173.6	$(49.2)	$(1,078.3)	$149.1

Net earnings (loss) per common share:
Basic :
Continuing operations	(0.06)	(0.31)	(6.63)	0.83
Discontinued operations	0.95	0.06	1.04	0.06

Net earnings per common share - basic	$0.89	$(0.25)	$(5.59)	$0.89

Diluted:
Continuing operations	(0.06)	(0.31)	(6.63)	0.75
Discontinued operations	0.95	0.06	1.04	0.05

Net earnings per common share - diluted	$0.89	$(0.25)	$(5.59)	$0.80

Dividends per common share	$0.13	$0.13	$0.52	$0.52

Weighted average number of common shares outstanding:
Basic	193.3	190.4	192.8	167.0

Diluted	193.3	190.4	192.8	185.4

(1)

The condensed consolidated statement of operations include the financial results of Diversey for the period beginning October 3, 2011. The supplementary information included in this press release for 2012 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)

In November 2012, we sold our Diversey Japan business. The financial results of the Diversey Japan business are reported as discontinued operations, net of tax, and, accordingly all previously reported financial information has been revised. Included in the net earnings from discontinued operations is a net gain on sale of $179 million. Net cash proceeds of $313 million from the sale were used to prepay a portion of our outstanding Term Loan B credit facility.

(3)

During the third quarter of 2012, we identified an impairment in the goodwill and other intangible assets associated with our legacy Diversey segment primarily due to this segment’s lower-than-anticipated growth rates and operating margin performance principally due from challenging macroeconomic conditions. As a result, we recorded an estimated non-cash, pre-tax charge for impairment of goodwill and certain other intangible assets of $1,334 million ($1,262 million, net of taxes). Management is in the process of completing its step-two process and its annual goodwill impairment analysis and as a result may incur additional impairment charges. We anticipate that these analyses will be completed prior to filing the Annual Report on Form 10-K. During the fourth quarter of 2012, we made a decision to suspend certain development efforts and abandon future product development work related to a project included in New Ventures. As a result, we recorded a non-cash impairment charge of $22 million related to the impairment of in-process research and development.

(4)

These charges consist mostly of severance and termination benefits primarily due to the 2011 - 2014 Integration and Optimization Program we initiated in December 2011 as part of the integration of the Diversey business. We also recorded other associated costs in connection with the program, which are included in cost of sales and marketing, administrative and development expenses. These costs were $16 million in the three months ended December 31, 2012 and $21 million in the year ended December 31, 2012.

(5)	In June 2012, we recognized an other-than-temporary impairment on one of our equity method investments in a joint venture.
(6)

In November 2012, we used net cash proceeds from the sale of our Diversey Japan business to prepay a portion of our outstanding Term Loan B credit facility. In November 2012, we completed an offering of $425 million aggregate principal amount of 6.50% senior notes due 2020. We used the net proceeds from these notes, along with cash on hand to repurchase our outstanding $400 million 5.625% senior notes due July 2013. The loss on debt redemption included above consists of the acceleration of the unamortized original issuance discount and fees associated with these debt transactions.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS(1)

(Unaudited)

(In millions)

	December 31,
	2012	2011
		Revised(2)
Assets
Current assets:
Cash and cash equivalents	$679.6	$703.6
Receivables, net	1,326.0	1,314.2
Inventories	736.4	777.5
Assets of discontinued operations	—	279.0
Other current assets	622.7	275.9

Total current assets	3,364.7	3,350.2
Property and equipment, net	1,212.8	1,269.2
Goodwill	3,137.1	4,209.6
Intangible assets, net	1,729.9	2,035.7
Other assets, net	570.9	567.3

Total assets	$10,015.4	$11,432.0

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$39.2	$34.5
Current portion of long-term debt	1.8	1.9
Accounts payable	483.8	554.9
Settlement agreement and related accrued interest	876.9	831.2
Liabilities of discontinued operations	—	216.7
Other current liabilities	937.6	867.0

Total current liabilities	2,339.3	2,506.2
Long-term debt, less current portion	4,540.8	4,966.7
Other liabilities	1,359.0	1,006.7

Total liabilities	8,239.1	8,479.6
Total parent company stockholders’ equity	1,775.8	2,957.5
Noncontrolling interests	0.5	(5.1)

Total stockholders’ equity	1,776.3	2,952.4

Total liabilities and stockholders’ equity	$10,015.4	$11,432.0

	December 31,
	2012	2011
		Revised(2)
Calculation of net debt from continuing operations:
Short-term borrowings	$39.2	$34.5
Current portion of long-term debt	1.8	1.9
Settlement agreement and related accrued interest	876.9	831.2
Long-term debt, less current portion	4,540.8	4,966.7

Total debt	5,458.7	5,834.3
Less: Cash and cash equivalents	(679.6)	(703.6)

Net debt	$4,779.1	$5,130.7

(1)	The amounts presented for 2012 are subject to change prior to the filing of our upcoming Annual Report on Form 10-K.
(2)

In November 2012, we sold our Diversey Japan business. The financial results of the Diversey Japan business are reported as discontinued operations, net of tax, and, accordingly all previously reported financial information has been revised. The assets and liabilities of the Diversey Japan operations were reclassified to assets and liabilities of discontinued operations as of December 31, 2011.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS(1)

(Unaudited)

(In millions)

	For the Year Ended December 31,
	2012	2011
		Revised(2)
Net earnings available to common stockholders - continuing operations	$(1,278.1)	$138.5
Adjustments to reconcile net earnings to net cash provided by operating activities - continuing operations(3)	1,694.9	248.1
Changes in operating assets and liabilities	(12.4)	(14.4)

Cash flow from operating activities - continuing operations	404.4	372.2

Capital expenditures for property and equipment	(124.4)	(123.5)
Acquisition of Diversey, net of cash and cash equivalents acquired and investment in Diversey preferred stock	—	(2,246.6)
Other investing activities	7.9	0.1

Cash flow from investing activities - continuing operations	(116.5)	(2,370.0)

Payments of long-term debt	(1,759.1)	(1,753.6)
Proceeds from long-term debt	1,313.7	3,662.2
Change in restricted cash	—	262.9
Dividends paid on common stock	(100.9)	(87.4)
Payments of debt issuance costs	(29.6)	(51.1)
Other financing activities	(9.2)	(16.6)

Cash flow from financing activities - continuing operations	(585.1)	2,016.4

Cash flow from discontinued operations	262.1	7.4

Effect of foreign currency exchange rates on cash and cash equivalents	11.1	2.0

Cash beginning of period	$703.6	$675.6
Change in cash and cash equivalents	(24.0)	28.0

Cash end of period	$679.6	$703.6

Free Cash Flow(4)
Cash flow from operating activities - continuing operations	$404.4	$372.2
Capital expenditures for property and equipment	(124.4)	(123.5)

Free Cash Flow	$280.0	$248.7

Additional Cash Flow Information:
Interest payments, net of amounts capitalized	$323.0	$134.8
Income tax payments	$109.7	$106.9
Restructuring payments	$81.4	$28.6

(1)	The amounts presented for 2012 are subject to change prior to the filing of our upcoming Annual Report on Form 10-K.
(2)

In November 2012, we sold our Diversey Japan business. The financial results of the Diversey Japan business are reported as discontinued operations, and, accordingly, all previously reported financial information has been revised.

(3)

2012 primarily consists of the estimated non-cash impairment charge of goodwill and other intangible assets of $1.4 billion and depreciation and amortization expense of $321 million. 2011 primarily consists of depreciation and amortization expense of $212 million.

(4)	Free cash flow may not represent residual cash available for discretionary or non-discretionary expenditures that are not deducted from this measure, including mandatory debt servicing requirements.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP GROSS PROFIT AND OPERATING PROFIT TO

NON-U.S. GAAP ADJUSTED GROSS PROFIT AND OPERATING PROFIT(1)

(Unaudited)

(In millions)

	Three Months Ended December 31,		Year Ended December 31,		Year Ended December 31, 2011
	2012	2011	2012	2011
		Revised(2)		Revised(2)	Pro Forma(3)
U.S. GAAP gross profit - continuing operations	$651.3	$631.4	$2,544.3	$1,600.3	$2,616.0
As a % of total net sales	32.9%	32.2%	33.3%	28.8%	33.6%
Segment special items(4)	7.4	15.9	18.0	16.4	5.0

Non-U.S. GAAP adjusted gross profit - continuing operations	$658.7	$647.3	$2,562.3	$1,616.7	$2,621.2
As a % of total net sales	33.3%	33.0%	33.5%	29.1%	33.7%

Gross profit from discontinued operations	18.8	40.9	114.0	40.9

Total non-U.S. GAAP adjusted gross profit	$677.5	$688.2	$2,676.3	$1,657.6

U.S. GAAP operating profit - continuing operations	$118.2	$47.5	$(881.2)	$429.4	$596.0

Special items:
Restructuring charges	32.3	52.4	142.4	52.2	53.4
Costs related to the acquisition and integration of Diversey	2.6	34.1	7.4	64.8	—
Segment special items(5)	38.1	24.2	1,397.1	24.2	31.1

Non-U.S. GAAP adjusted operating profit - continuing operations	$191.2	$158.2	$665.7	$570.6	$680.5
	9.7%	8.1%	8.7%	10.3%	8.7%

Operating profit from discontinued operations	8.2	17.9	34.2	17.9

Total non-U.S. GAAP adjusted operating profit	$199.4	$176.1	$699.9	$588.5
As a % of total net sales	10.1%	9.0%	9.2%	10.6%

(1)	The amounts presented for 2012 are subject to change prior to the filing of our upcoming Annual Report on Form 10-K.
(2)

In November 2012, we sold our Diversey Japan business. The financial results of the Diversey Japan business are reported as discontinued operations, and, accordingly all previously reported financial information has been revised.

(3)

The pro forma information included in this supplemental information consist of estimates based on historical data of Diversey and illustrate the effects of our acquisition of Diversey, assuming it had been completed on January 1, 2011. The unaudited pro forma results are not necessarily indicative of the results of operations that would have actually occurred had the acquisition been completed as of that date, nor are they indicative of future operating results of the combined company. The pro forma results reflect adjustments made in accordance with Article 11 of Regulation S-X. We have changed certain estimates and assumptions supporting the pro forma information to reflect the sale of the Diversey Japan business, the refinement of estimates and assumptions related to the amortization of acquired intangible assets, additional policy harmonization and foreign currency exchange rates.

(4)

For 2012, these items primarily consist of costs associated with our 2011 - 2014 Integration and Optimization program, including asset impairment charges in 2012. For 2011, these items primarily consist of the step-up in inventories as a result the purchase accounting for the acquisition of Diversey. These items are not part of our on-going business and are not expected to have a continuing impact on our consolidated results.

(5)

For 2012, these items are certain one-time costs that were included in our segments’ operating results. For 2012, these items primarily include the impairment charges recorded for impairment of goodwill and other intangible assets and in-process research and development. For 2011, these costs primarily include the step-up in inventories mentioned above and costs related to the implementation of our European principal company structure. These items are not part of our ongoing business and are not expected to have a continuing impact on our consolidated results.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP DILUTED NET (LOSS) EARNINGS PER COMMON SHARE TO NON-U.S. GAAP ADJUSTED DILUTED NET EARNINGS PER COMMON SHARE

(Unaudited)

(In millions, except per share data)

	Three Months Ended December 31,				Year Ended December 31,
	2012		2011		2012		2011
			Revised(1)				Revised(1)
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
U.S. GAAP Net Earnings and EPS - continuing operations	$(10.9)	$(0.06)	$(59.8)	$(0.31)	$(1,278.1)	$(6.63)	$138.5	$0.75

Adjusted net earnings and EPS impact of special items(2)	82.2	0.39	72.5	0.35	1,478.6	7.00	94.3	0.51
EPS impact of using weighted-average dilutive shares for Adjusted EPS calculation(3)	—	0.01	—	0.02	—	0.58	—	—

Non- U.S. GAAP Adjusted Net Earnings and EPS - continuing operations(4)	$71.3	$0.34	$12.7	$0.06	$200.5	$0.95	$232.8	$1.26

Discontinued operations	184.5	0.87	10.6	0.05	199.8	0.95	10.6	0.05

Total non-U.S. GAAP Adjusted Net Earnings and EPS	$255.8	$1.21	$23.3	$0.11	$400.3	$1.90	$243.4	$1.31

Adjusted Cash EPS items, net of taxes:
Add: Amortization expense of acquired intangible assets	$25.2	0.12	$23.5	0.11	$97.7	0.46	$28.4	0.15
(Less)/add: Non-cash interest expense, including accrued interest related to the Settlement agreement	31.7	0.15	37.7	0.18	40.2	0.19	51.0	0.28
Add: Non-cash income taxes	63.3	0.30	4.3	0.02	62.8	0.30	24.4	0.13

Non-U.S. GAAP Adjusted Cash Net Earnings and EPS - continuing operations	$191.5	$0.91	$78.2	$0.37	$401.2	$1.90	$336.6	$1.82

Total Non-U.S. GAAP Adjusted Cash Net Earnings Cash EPS	$376.0	$1.78	$88.8	$0.42	$601.0	$2.85	$347.2	$1.87

Weighted average number of common shares outstanding - Diluted		211.7		209.2		211.2		185.4

Our U.S. GAAP and Non-U.S. GAAP income taxes are as follows(5):

	Three Months Ended December 31,				Year Ended December 31,
	2012		2011		2012		2011
	(Benefit) Provision	Effective Tax Rate	(Benefit) Provision	Effective Tax Rate	(Benefit) Provision	Effective Tax Rate	(Benefit) Provision	Effective Tax Rate
U.S. GAAP	$(2.6)	19.3%	$(14.3)	19.3%	$(58.0)	4.3%	$59.5	30.1%
Non-U.S. GAAP (Core Taxes)	$19.9	21.8%	$20.6	61.9%	$70.7	26.1%	$94.4	30.9%

(1)

In November 2012, we sold our Diversey Japan business. The financial results of the Diversey Japan business are reported as discontinued operations, and, accordingly all previously reported financial information has been revised.

(2)	See special items included in our Non-U.S. GAAP Adjusted EBITDA for the components of net earnings and EPS special items on a pre-tax basis.
(3)

Represents the impact of using diluted weighted average number of common shares outstanding included in the non-U.S. GAAP adjusted EPS calculation in order to apply the dilutive impact on adjusted net earnings of 18 million shares from the assumed issuance of the Settlement agreement shares and non-vested restricted stock and restricted stock units. This impact occurs when U.S. GAAP net loss is reported and using dilutive shares is antidilutive.

(4)	U.S. GAAP pro forma EPS - continuing operations were $0.51 per share and Non-U.S. GAAP pro forma Adjusted EPS - continuing operations was $0.81 per share for the year ended December 31, 2011.
(5)	Our core tax rate represents the tax provision or benefit after adjusting for the tax impact of special items.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP NET (LOSS) EARNINGS TO NON-U.S. GAAP ADJUSTED EBITDA(1)

(Unaudited)

(In millions)

	Three Months Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011	2011
		Revised(2)		Revised(2)	Pro Forma
Net (loss) earnings from continuing operations	$(10.9)	$(59.8)	$(1,278.1)	$138.5	$106.1
Interest expense	93.5	106.1	384.7	216.6	400.9
Income tax (benefit) provision	(2.6)	(14.3)	(58.0)	59.5	76.8

Non-U.S. GAAP EBIT - continuing operations	$80.0	$32.0	$(951.4)	$414.6	$583.8
Depreciation and amortization	73.1	84.9	320.9	212.3	311.3

Non-U.S. GAAP EBITDA - continuing operations	$153.1	$116.9	$(630.5)	$626.9	$895.1
Special items:
Non-cash profit sharing expense	4.6	4.7	18.9	18.7	18.7
Impairment of goodwill and other intangible assets	22.2	—	1,356.4	—	—
Costs related to the acquisition and integration of Diversey	2.6	34.1	7.4	64.8	—
Restructuring and other charges	32.3	52.4	142.4	52.2	53.5
Associated costs related to the 2011-2014 Integration and Optimization Program	16.1	—	21.0	—	—
Loss on debt redemption	36.9	—	36.9	—	—
Impairment of equity method investment	—	—	25.8	—	—
Legacy Diversey non-recurring restructuring charges	(1.8)	12.6	15.5	12.6	31.1
Additional cost of sales for the step-up in inventories, net	—	11.6	—	11.6	—
European manufacturing facility closure charges	0.8	0.1	1.0	0.3	0.3
Gain on sale of facility	—	(3.9)	—	(3.9)	(3.9)
Foreign currency exchange losses (gains) related to Venezuela subsidiaries	—	0.1	0.3	0.3	0.3
Settlement agreement related costs	0.1	0.1	0.7	0.9	0.9

Non-U.S. GAAP Adjusted EBITDA - continuing operations	$266.9	$228.7	$995.8	$784.4	$996.0

As a % of net sales	13.5%	11.7%	13.0%	14.1%	12.8%

(1)	EBITDA is defined as Earnings Before Interest Expense Taxes and Depreciation and Amortization.
(2)

In November 2012, we sold our Diversey Japan business. The financial results of the Diversey Japan business are reported as discontinued operations, and, accordingly, all previously reported financial information has been revised.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

NON-U.S. GAAP ADJUSTED FREE CASH FLOW

(Unaudited)

(In millions)

	Year Ended December 31,
	2012	2011
		Revised(1)
Non-U.S. GAAP Adjusted Cash Net Earnings - continuing operations	$401.2	$336.6
Depreciation and amortization on property and equipment	170.1	147.0
Capital expenditures	(124.4)	(123.5)
Changes in working capital items:(2)
Receivables, net	(11.8)	(96.0)
Inventories, net	41.1	5.8
Accounts payable	(71.1)	47.9

Non-U.S. GAAP Adjusted Free Cash Flow - continuing operations(3)	$405.1	$317.8

(1)

In November 2012, we sold our Diversey Japan business. The financial results of the Diversey Japan business are reported as discontinued operations, and, accordingly, all previously reported financial information has been revised.

(2)

2011 working capital items excludes acquired balances from Diversey of receivables of $592.7 million, inventories of $308.1 million, accounts payable of $337.8 million and accrued acquisition costs of $1.3 million.

(3)

Non-U.S. GAAP Adjusted Free Cash Flow may not represent residual cash flow available for discretionary or non-discretionary expenditures that are not deducted from this measure, including any mandatory debt servicing requirements and restructuring payments.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

U.S. GAAP SEGMENT INFORMATION(1)(2)

(Unaudited)

(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
		Revised(2)(3)		Revised(2)(3)
Net Sales and Operating Profit by Segment:

Food & Beverage net sales	$986.4	$977.8	$3,739.6	$3,240.6
Food & Beverage operating profit(4)	114.8	96.9	38.9	371.2
As a % of net sales	11.6%	9.9%	1.0%	11.5%

Institutional & Laundry net sales	533.6	534.0	2,131.5	534.0
Institutional & Laundry operating profit(4)	3.6	(14.8)	(952.3)	(14.8)
As a % of net sales	0.7%	-2.8%	-44.7%	-2.8%

Protective Packaging net sales	407.4	404.8	1,578.4	1,594.4
Protective Packaging operating profit	57.0	54.1	207.5	201.7
As a % of net sales	14.0%	13.4%	13.1%	12.7%

Medical Applications and New Ventures net sales	50.4	46.2	198.6	181.9
Medical Applications and New Ventures operating profit(5)	(22.3)	(2.2)	(25.5)	(11.7)
As a % of net sales	-44.2%	-4.8%	-12.8%	-6.4%

Total net sales	1,977.8	1,962.8	7,648.1	5,550.9

Total segment operating profit	153.1	134.0	(731.4)	546.4

As a % of net sales	7.7%	6.8%	-9.6%	9.8%

Costs related to the acquisition and integration of Diversey	2.6	34.1	7.4	64.8
Restructuring and other charges	32.3	52.4	142.4	52.2

Operating profit	$118.2	$47.5	$(881.2)	$429.4

As a % of net sales	6.0%	2.4%	-11.5%	7.7%

(1)	The amounts presented for 2012 are subject to change prior to the filing of our upcoming Annual Report on Form 10-K.
(2)

During the fourth quarter of 2012, we began to operate under a new business division structure for our segment reporting structure. The new segment reporting structure consists of three global business divisions: Food & Beverage (“F&B”), Institutional & Laundry (“I&L”), Protective Packaging and an “Other” category, which incudes our Medical Applications and New Ventures businesses. This new structure replaced our legacy seven business unit structure and Diversey’s legacy four region-based structure. The changes to the segment structure have no effect on the historical consolidated results of operations. Prior period segment results have been conformed to the new segment presentation. See “Revised Segment Information” included in this supplemental information for the additional revised prior period segment results.

(3)

In November 2012, we sold our Diversey Japan business. The financial results of the Diversey Japan business are reported as discontinued operations, and, accordingly all previously reported financial information has been revised.

(4)

Year ended December 31, 2012 includes an estimated non-cash impairment charge related to goodwill and other intangible assets of $334 million for Food & Beverage and $1.0 billion for Institutional & Laundry.

(5)	2012 includes the non-cash impairment charge related to the impairment of in-process research and development of $22 million.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

SEGMENT AND CONSOLIDATED ADJUSTED OPERATING PROFIT AND ADJUSTED EBITDA(1)

(unaudited)

	Three Months Ended December 31, 2012
	Food & Beverage	Institutional & Laundry	Protective Packaging	Medical Applications and New Ventures	Restructuring and other costs	Total Segments and Other

Net Sales	$986.4	$533.6	$407.4	$50.4	NA	$1,977.8

Operating profit	$114.8	$3.6	$57.0	$(22.3)	$(34.9)	$118.2
Add: Business segment special items	9.7	6.8	1.9	19.7	34.9	73.0

Adjusted operating profit	124.5	10.4	58.9	(2.6)	—	191.2
as a % of net sales	12.6%	1.9%	14.5%	-5.2%		9.7%
Depreciation and amortization	29.4	31.6	8.7	3.4	NA	73.1

Segment and Other Adjusted EBITDA	$153.9	$42.0	$67.6	$0.8	$—	$264.3

as a % of net sales	15.6%	7.9%	16.6%	1.6%		13.4%

Segment and Other Adjusted EBITDA						$264.3
Non-cash profit sharing expense						4.6
Other income and expense						(38.2)
Add: Other special items						36.2

Consolidated Adjusted EBITDA						$266.9

as a % of net sales						13.5%

	Three Months Ended December 31, 2011
	Food & Beverage	Institutional & Laundry	Protective Packaging	Medical Applications and New Ventures	Restructuring and other costs	Total Segments and Other

Net Sales	$977.8	$534.0	$404.8	$46.2	NA	$1,962.8

Operating profit	$96.9	$(14.8)	$54.1	$(2.2)	$(86.5)	$47.5
Add: Business segment special items	6.1	18.2	—	—	86.5	110.7

Adjusted operating profit	103.0	3.4	54.1	(2.2)	—	158.2
as a % of net sales	10.5%	0.6%	13.4%	-4.8%		8.1%
Depreciation and amortization	36.4	35.1	10.8	2.6	NA	84.9

Adjusted EBITDA	$139.4	$38.5	$64.9	$0.4	$—	$243.1

as a % of net sales	14.3%	7.2%	16.0%	0.9%		12.4%

Segment and Other Adjusted EBITDA						$243.1
Non-cash profit sharing expense						4.7
Other income and expense						(15.5)
Add: Other special items						(3.6)

Consolidated Adjusted EBITDA						$228.7

as a % of net sales						11.7%

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

SEGMENT AND CONSOLIDATED ADJUSTED OPERATING PROFIT AND ADJUSTED EBITDA(1)

(unaudited)

	Year Ended December 31, 2012
	Food & Beverage	Institutional & Laundry	Protective Packaging	Medical Applications and New Ventures	Restructuring and other costs	Total Segments and Other

Net Sales	$3,739.6	$2,131.5	$1,578.4	$198.6	NA	$7,648.1

Operating profit	$38.9	$(952.3)	$207.5	$(25.5)	$(149.8)	$(881.2)
Add: Business segment special items	353.0	1,020.9	3.4	19.8	149.8	1,546.9

Adjusted operating profit	391.9	68.6	210.9	(5.7)	—	665.7
as a % of net sales	10.5%	3.2%	13.4%	-2.9%		8.7%
Depreciation and amortization	142.2	127.3	38.3	13.1	NA	320.9

Segment and Other Adjusted EBITDA	$534.1	$195.9	$249.2	$7.4	$—	$986.6

as a % of net sales	14.3%	9.2%	15.8%	3.7%		12.9%

Segment and Other Adjusted EBITDA						$986.6
Non-cash profit sharing expense						18.9
Other income and expense						(70.2)
Add: Other special items						60.5

Consolidated Adjusted EBITDA						$995.8

as a % of net sales						13.0%

	Year Ended December 31, 2011
	Food & Beverage	Institutional & Laundry	Protective Packaging	Medical Applications and New Ventures	Restructuring and other costs	Total Segments and Other
	Pro Forma	Pro Forma				Pro Forma
Net Sales	$3,776.7	$2,232.0	$1,594.4	$181.9	NA	$7,785.0

Operating profit	$372.9	$86.5	$201.7	$(11.7)	$(53.4)	$596.0
Add: Special items	7.8	23.3	—	—	53.4	84.5

Adjusted operating profit	380.7	109.8	201.7	(11.7)	—	680.5
as a % of net sales	10.1%	4.9%	12.7%	-6.4%		8.7%
Depreciation and amortization	146.5	109.6	44.1	10.9	NA	311.1

Adjusted EBITDA	$527.2	$219.4	$245.8	$(0.8)	$—	$991.6

as a % of net sales	14.0%	9.8%	15.4%	-0.4%		12.7%

Segment and Other Adjusted EBITDA						$991.6
Non-cash profit sharing expense						18.7
Other income and expense						(11.9)
Add: Other special items						(2.4)

Consolidated Adjusted EBITDA						$996.0

as a % of net sales						12.8%

(1)

During the fourth quarter of 2012, we began to operate under a new business division structure for our segment reporting structure. The new segment reporting structure consists of three global business divisions: Food & Beverage, Institutional & Laundry, Protective Packaging and an “Other” category, which includes our Medical Applications and New Ventures businesses. This new structure replaced our legacy seven business unit structure and Diversey’s legacy four region-based structure. The changes to the segment structure have no effect on the historical consolidated results of operations. Prior period segment results have been conformed to the new segment presentation.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

REVISED SEGMENT INFORMATION(1)

(unaudited)

	Three Months Ended				Year Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	December 31, 2012	December 31, 2011	December 31, 2010

Net Sales
Food & Beverage	$895.1	$922.6	$935.5	$986.4	$3,739.6	$3,240.6	$2,858.5
Institutional & Laundry	510.2	560.5	527.2	533.6	2,131.5	534.0	—
Protective Packaging	391.3	390.8	388.9	407.4	1,578.4	1,594.4	1,469.9
Medical Applications and New Ventures	48.8	50.7	48.7	50.4	198.6	181.9	161.7

Total Company	$1,845.4	$1,924.6	$1,900.3	$1,977.8	$7,648.1	$5,550.9	$4,490.1

Depreciation and Amortization
Food & Beverage	$41.4	$36.5	$34.9	$29.4	$142.2	$122.2	$120.3
Institutional & Laundry	30.7	32.4	32.6	31.6	127.3	35.1	—
Protective Packaging	9.7	9.5	10.4	8.7	38.3	44.1	53.4
Medical Applications and New Ventures	2.7	2.7	4.3	3.4	13.1	10.9	11.4

Total Company	$84.5	$81.1	$82.2	$73.1	$320.9	$212.3	$185.1

Operating Profit
Food & Beverage	$82.3	$69.9	$(228.1)	$114.8	$38.9	$371.2	$361.9
Institutional & Laundry	(0.7)	20.9	(976.1)	3.6	(952.3)	(14.8)	—
Protective Packaging	50.9	46.7	52.9	57.0	207.5	201.7	185.1
Medical Applications and New Ventures	(0.6)	(1.0)	(1.6)	(22.3)	(25.5)	(11.7)	(4.5)

Total segments and other	131.9	136.5	(1,152.9)	153.1	(731.4)	546.4	542.5
Restructuring and other costs	48.8	28.0	38.1	34.9	149.8	117.0	7.6

Total Company	$83.1	$108.5	$(1,191.0)	$118.2	$(881.2)	$429.4	$534.9

	December 31, 2012	December 31, 2011
Assets by segment(2)
Food & Beverage	$811.9	$806.5
Institutional & Laundry	587.8	582.3
Protective Packaging	331.3	337.3
Medical Applications and New Ventures	37.0	35.0
Assets not allocated	8,247.4	9,670.9

Total Company	$10,015.4	$11,432.0

(1)

During the fourth quarter of 2012, we began to operate under a new business division structure for our segment reporting structure. The new segment reporting structure consists of three global business divisions: Food & Beverage, Institutional & Laundry, Protective Packaging and an “Other” category, which includes our Medical Applications and New Ventures businesses. This new structure replaced our legacy seven business unit structure and Diversey’s legacy four region-based structure. Our new segment reporting structure reflects the way the chief operating decision maker (“CODM”) makes operating decisions and manages the growth and profitability of the business. It also corresponds with the CODM’s current approach of allocating resources and assessing the performance of our segments. We report our segment information in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 280, “Segment Reporting.” The changes to the segment structure have no effect on the historical consolidated results of operations. Prior period segment results have been revised to the new segment presentation. The results above include the results of Diversey beginning October 3, 2011 (date of acquisition). All results prior to October 3, 2011 include historical Sealed Air results only.

(2)

Only assets which are identifiable by segment and reviewed by our chief operating decision maker by segment are allocated to the reportable segment assets, which are trade receivables, net, and finished goods inventories, net. All other assets are included in “Assets not allocated.”

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES - SEGMENTS AND OTHER(1)

(Unaudited)

(In millions)

	Three Months Ended December 31, 2012
	Food & Beverage		Institutional & Laundry		Protective Packaging		Medical Applications & New Ventures		Total Company
Volume - Units	$30.5	3.1%	$3.9	0.7%	$10.5	2.6%	$5.9	12.7%	$50.8	2.6%
Volume - Acquired businesses, net of (dispositions)	—	—	—	—	—	—	0.5	1.1	0.5	—
Product price/mix (2)	(7.4)	(0.7)	8.7	1.6	(4.2)	(1.1)	(0.2)	(0.4)	(3.1)	(0.1)
Foreign currency translation	(14.5)	(1.5)	(13.0)	(2.4)	(3.7)	(0.9)	(2.0)	(4.3)	(33.2)	(1.7)

Total change (U.S. GAAP)	$8.6	0.9%	$(0.4)	(0.1)%	$2.6	0.6%	$4.2	9.1%	$15.0	0.8%

Impact of foreign currency translation	14.5	1.5	13.0	2.4	3.7	0.9	2.0	4.3	33.2	1.7

Total constant dollar change (Non-U.S. GAAP)(3)	$23.1	2.4%	$12.6	2.3%	$6.3	1.5%	$6.2	13.4%	$48.2	2.5%

	Year Ended December 31, 2012
	Food & Beverage		Institutional & Laundry		Protective Packaging		Medical Applications & New Ventures		Total Company
Volume - Units	$51.1	1.6%	$2.9	0.5%	$21.5	1.4%	$26.1	14.3%	$101.6	1.8%
Volume - Acquired businesses, net of (dispositions)	516.7	15.9	1,598.6	#	—	—	2.3	1.3	2,117.6	38.2
Product price/mix (2)	22.5	0.7	8.8	1.7	(1.4)	(0.1)	(0.9)	(0.5)	29.0	0.5
Foreign currency translation	(91.1)	(2.8)	(13.0)	(2.4)	(36.1)	(2.3)	(10.8)	(5.9)	(151.0)	(2.7)

Total change (U.S. GAAP)	$499.2	15.4%	$1,597.3	#%	$(16.0)	(1.0)%	$16.7	9.2%	$2,097.2	37.8%

Impact of foreign currency translation	91.1	2.8	13.0	2.4	36.1	2.3	10.8	5.9	151.0	2.7

Total constant dollar change (Non-U.S. GAAP)(3)	$590.3	18.2%	$1,610.3	#%	$20.1	1.3%	$27.5	15.1%	$2,248.2	40.5%

(1)	The results above are presented on a continuing operations basis.
(2)

Our product price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported product price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries. The impact to our reported product price/mix of these purchases in other countries at selling prices denominated in U.S. dollars or euros was not material in the periods included in the tables above.

(3)

Changes in these items excluding the impact of foreign currency translation are non-U.S. GAAP financial measures. Since we are a U.S. domiciled company, we translate our foreign-currency-denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

#	Denotes variance greater than or equal to 100% , or not meaningful.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES - GEOGRAPHIC(1)

Unaudited

(In millions)

	Three Months Ended December 31, 2012
	North America	Europe	Latin America	AMAT(2)	Australia, New Zealand & Japan	Total
Change in Net Sales
Volume - Units	$23.7	$(9.5)	$19.9	$14.4	$2.3	$50.8
% change	3.2%	(1.4)%	9.8%	8.0%	1.4%	2.6%
Volume - Acquired businesses, net of (dispositions)	—	—	0.5	—	—	0.5
% change	—	—	0.2%	—	—	—
Product price/mix	(8.2)	(2.5)	7.0	3.0	(2.4)	(3.1)
% change	(1.1)%	(0.4)%	3.4%	1.7%	(1.5)%	(0.1)%
Foreign currency translation	1.9	(26.1)	(12.1)	(0.2)	3.3	(33.2)
% change	0.2%	-3.8%	(5.9)%	(0.1)%	2.1%	(1.7)%

Total	$17.4	$(38.1)	$15.3	$17.2	$3.2	$15.0

% change	2.3%	(5.6)%	7.5%	9.6%	2.0%	0.8%

	Year Ended December 31, 2012
	North America	Europe	Latin America	AMAT(2)	Australia, New Zealand & Japan	Total
Change in Net Sales
Volume - Units	$48.2	$(21.1)	$38.8	$33.4	$2.3	$101.6
% change	1.9%	(1.3)%	7.1%	9.6%	0.4%	1.8%
Volume - Acquired businesses, net of (dispositions)	455.3	970.8	234.2	404.5	52.8	2,117.6
% change	18.4%	59.2%	42.9%	—	9.7%	38.2%
Product price/mix	1.0	0.1	32.5	(0.4)	(4.2)	29.0
% change	—	—	6.0%	(0.1)%	(0.7)%	0.5%
Foreign currency translation	(1.2)	(97.7)	(49.9)	(6.0)	3.8	(151.0)
% change	—	(5.9)%	(9.1)%	(1.7)%	0.7%	(2.7)%

Total	$503.3	$852.1	$255.6	$431.5	$54.7	$2,097.2

% change	20.3%	52.0%	46.9%	124.6%	10.1%	37.8%

(1)	The results above are presented on a continuing operations basis.
(2)	AMAT = Asia, Middle East, Africa and Turkey.